STATEMENT OF MERGER

OF

VERB DIRECT, INC.,

a Utah corporation

WITH AND INTO

NF ACQUISITION COMPANY, LLC,

a Utah limited liability company

Pursuant to §16-10a-1105 of the Utah Revised Business Corporation Act (the “URBCA”) and §48-3a-1025 of the Utah Revised Uniform Limited Liability Company Act (the “URULLCA”), NF Acquisition Company, LLC, a Utah limited liability company (the “Company”; or, after the effective time of the merger, the “Surviving Entity”), and Verb Direct, Inc., a Utah corporation (“Verb Direct”), do hereby certify as follows:

FIRST: That an Agreement and Plan of Merger (the “Plan”) has been adopted and approved by the Company and Verb Direct, the parties to the merger, in accordance with the requirements of §16-10a-1101 of the URBCA and §48-3a-1022 of the URULLCA, an abbreviated form of which is attached hereto as Exhibit A.

SECOND: There is one membership interest currently outstanding and entitled to vote on the Plan. The sole membership interest of the Company voted in favor of the Plan, which is a sufficient number of votes to approve the Plan.

THIRD: There is one share of common stock of Verb Direct currently outstanding and entitled to vote on the Plan. The sole share of common stock of Verb Direct voted in favor of the Plan, which is a sufficient number of votes to approve the Plan.

FOURTH: The name of the Surviving Entity shall be Verb Direct, LLC.

FIFTH: The effective time of the merger shall be at the time of filing of this Statement of Merger with the Utah Division of Corporations and Commercial Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned executes and delivers this Statement of Merger on this 10th day of April, 2019.

NF ACQUISITION COMPANY, LLC, a Utah limited liability company

By:	/s/ Rory Cutaia
Name:	Rory Cutaia
Its:	Chief Executive Officer

VERB DIRECT, INC.,
a Utah corporation

By:	/s/ Jason Matheny
Name:	Jason Matheny
Its:	President

AGREEMENT

AND

PLAN OF MERGER

(abbreviated)

1. The Merger. On the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”), dated November 8, 2018, by and among nFüsz, Inc., a Nevada corporation, and now known as Verb Technology Company, Inc. (the “Parent”), NF Merger Sub, Inc., a Utah corporation and a wholly-owned subsidiary of the Parent (“Merger Sub 1”), NF Acquisition Company, LLC, a Utah limited liability company and a wholly-owned subsidiary of the Parent (“Merger Sub 2” or, after the effective time of the merger, the “Surviving Entity”), Sound Concepts, Inc., a Utah corporation, and now known as Verb Direct, Inc. (“Verb Direct”), the shareholders of Verb Direct (each, a “Shareholder”; and, collectively, the “Shareholders”), and the Shareholders’ representative (the “Representative”), and in accordance of the applicable provisions of the Utah Revised Business Corporation Act (the “URBCA”) and the Utah Revised Uniform Limited Liability Company Act (the “URULLCA”), at the Effective Time (as defined below), Verb Direct shall merge with and into Merger Sub 2 with Merger Sub 2 surviving the merger such that upon the conclusion of the merger, the separate corporate existence of Verb Direct shall cease and Merger Sub 2 shall continue its limited liability company existence under Utah law as the Surviving Entity in the merger and as a wholly-owned subsidiary of the Parent (the “Merger”).

2. Effective Time. Subject to the provisions of the Merger Agreement, on the closing date, Verb Direct, the Parent, and Merger Sub 2 shall cause the Statement of Merger (the “Statement of Merger”) to be executed and filed with the Utah Division of Corporations and Commercial Code in accordance with the relevant provisions of the URBCA and the URULLCA, as applicable, and shall make all other filings or recordings required by the URBCA and the URULLCA in connection with the Merger. The Merger shall become effective at such time as the Statement of Merger has been duly filed with the Utah Division of Corporations and Commercial Code in accordance with the URULLCA or at such later date or time as may be agreed by Verb Direct and the Parent in writing and specified in the Statement of Merger in accordance with the URULLCA (the effective time of the merger being hereinafter referred to as the “Effective Time”).

3. Effects of Merger. The Merger shall have the effects set forth in the Merger Agreement and in the applicable provisions of the URULLCA.

4. Certificate of Organization of the Surviving Entity. The Certificate of Organization of the Surviving Entity (the “Certificate”), shall be amended as a result of the Merger to change the name of the Surviving Entity to a name virtually identical to the name in Verb Direct’s Articles of Incorporation as in effect immediately prior to the Effective Time, and such amended Certificate shall remain in effect until thereafter amended in accordance with the terms thereof or as provided by applicable law.

5. Operating Agreement of the Surviving Entity. The Operating Agreement (the “Operating Agreement”) of the Surviving Entity shall remain in effect, except that the name of the Surviving Entity shall be virtually identical to the name of the Company and such amended Operating Agreement shall remain in effect until thereafter amended in accordance with the terms thereof, the Certificate of the Surviving Entity, or as provided by applicable law.

6. Directors and Officers of the Surviving Entity. From and after the Effective Time, the directors and officers of the Surviving Entity shall be as set forth on Exhibit C to the Merger Agreement until their respective successors have been duly elected or appointed and qualified or until their respective earlier death, resignation, or removal in accordance with the Certificate and Operating Agreement of the Surviving Entity.

7. Effect of the Merger on Capital Stock of Verb Direct and Merger Sub 2. At the Effective Time, as a result of the Merger, and without any action on the part of the Parent, Merger Sub 2, or Verb Direct, the one issued, fully paid, and non-assessable share of common stock of Verb Direct shall be converted into and become one newly issued, fully paid, and non-assessable membership unit of the Surviving Entity.

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